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                                                                     Exhibit 11

                                 ONCORMED, INC.
                               EARNINGS PER SHARE
                     CALCULATION OF SHARES USED IN COMPUTING
                               NET LOSS PER SHARE
                                   (Unaudited)

                                                                                                         Period From
                                                                                                          Inception
                                                       Three Months Ended        Nine months ended      (July 12, 1993)
                                                          September 30,             September 30,           Through
                                                       1997        1996          1997         1996     September 30, 1997
                                                   -----------  ----------   -----------  -----------  ------------------

Common Stock                                         7,828,790   6,990,907     7,654,504    6,743,075     5,420,196

 Treasury Stock effect to acquire Common Stock
   granted in the twelve months prior to the
   Company's initial public offering                        --          --            --           --       242,443
                                                   -----------  ----------   -----------  -----------  ------------

Shares used in computing net loss per share          7,828,790    6,990,907    7,654,504    6,743,075     5,662,639
                                                   ===========  ===========  ===========  ===========  ============




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